Exhibit 99.1

News Release

VISHAY UPDATES GUIDANCE FOR FOURTH QUARTER 2008

MALVERN, PENNSYLVANIA – December 16, 2008 –Vishay Intertechnology, Inc. (NYSE:VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced today that fourth quarter revenues will be below the company’s previous outlook.

Vishay now expects fourth quarter revenues to be in the range of $560 to $590 million. Gross margin is projected to be lower than in the third quarter when it was at 21.6%. The previous outlook was for revenues of $640 to $670 million and gross margin on the same level as in the third quarter.

In response to market conditions, Vishay has also expanded its on-going restructuring activities, and expects to record restructuring and severance charges of approximately $15 million to $30 million in the fourth quarter of 2008.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's expected fourth quarter revenues and gross margins are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain uncertainties and assumptions. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results and charges may vary materially from those anticipated. Results for the fourth quarter will only be known with certainty when the Company completes its accounting for the quarter. In addition to current economic conditions, factors affecting our operations that could cause actual results to differ from the forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 and other filings made with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Dr. Lior E. Yahalomi, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President Corporate Communications, both of Vishay Intertechnology, Inc., +1-610-644-1300